EX-28.g.6

Addendum to the 2013 fee schedule for the Provision of

Third Party Lending Services for Nationwide Mutual Funds

STRICTLY PRIVATE AND CONFIDENTIAL

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Table of Contents

Third Party Lending Support	3
Scope of Service	4
Third Party Lending Support	4
Fee Schedule Acknowledgement	5

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Third Party Lending Support

*All Fees in: US Dollar

Transactions (Buys/Sells, Receive/Deliver Free)
Country of Settlement	Fee per STP Transaction
Australia	20.00
Austria	25.00
Belgium	25.00
Brazil	35.00
Canada	15.00
Chile	45.00
Czech Republic	45.00
Denmark	25.00
Euroclear	15.00
Finland	25.00
France	15.00
Germany	15.00
Greece	50.00
Hong Kong	30.00
Hungary	45.00
India	40.00
Indonesia	35.00
Ireland	30.00
Israel	45.00
Italy	20.00
Japan	12.00
Korea	30.00
Luxembourg	35.00
Malaysia	35.00
Mexico	25.00
Netherlands	20.00
New Zealand	35.00
Norway	30.00
Pakistan	75.00
Philippines	40.00
Poland	45.00
Portugal	35.00
Romania	75.00
Russia	35.00
Singapore	35.00
South Africa	35.00
Spain	30.00
Sweden	20.00
Switzerland	20.00
Taiwan	40.00
Thailand	35.00
Turkey	40.00
United Kingdom	10.00
United States	2.50

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Scope of Service

Third Party Lending Support

Scope of Service

•	Provide daily electronic file to lending agent of securities held in accounts approved by client for lending.

•	Deliver/receive securities for each loan opened/closed based on SWIFT electronic instructions from the lending agent.

•	Include securities on loan in reports of assets held in custody to ensure proper statement of asset positions to investment managers.

•	For securities on loan, credit entitlements (includes interest, principal payments, dividends and certain non-cash distributions resulting from corporate actions, such as stock splits) for securities on loan upon receipt of same from lending agent.

•	Credit sale proceeds, for securities on loan, on contractual settlement date (provided through the custody facility referred to as AutoSettle). Such credits are provisional and may be reversed in the sole discretion of J.P. Morgan.

•	For on loan mandatory corporate action events, on specified effective dates increase the on loan position to reflect the entitlement due to the client from the Third Party Lending Agent.

•	For on loan corporate action non mandatory events, JP Morgan will provide the client instruction information electronically through its proprietary web based reporting system Views to the third party lending agent, who can customize and extract electronic reports or files.

•	Service provisions are fully documented in service level documents and a Third Party Lending Administration legal agreement.

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Fee Schedule Acknowledgement

The foregoing fee schedule covers Third Party Lending Support and certain associated services to be performed by J.P. Morgan and/or certain subsidiaries and/or affiliates for Nationwide Mutual Funds.

The signature below indicates that I, as a duly authorized representative of Nationwide Mutual Funds, have reviewed and accept this fee schedule, which will take effect upon the earlier of (i) April 1, 2014 or (ii) the start of provision of the services described herein by J.P. Morgan for Nationwide Mutual Funds. The terms and conditions contained herein are proprietary and confidential, and shall not be disclosed to third parties without express prior written consent by J.P. Morgan.

Accepted by:

Nationwide Mutual Funds	JPMorgan Chase Bank, N.A.

/s/ Lee T. Cummings	/s/ John Miller
Signature	Signature

Lee T. Cummings	John Miller
Name	Name

Assistant Secretary	Executive Director
Title	Title

3/27/14	3/31/14
Date	Date

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